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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| Leonard          Bobby             F .     |    Martin Marietta Materials, Inc. (MLM)     |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|     X                                |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |   ----Director      ---10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |                                      |
|                                            |    Person, if an Entity |                    |   ----Officer (give ---Other (Specify|
|                                            |    (Voluntary)          |       4/1999       |                title           below)|
| 14409 Pettit Way                           |                         |                    |                below                 |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |       ###-##-####       | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
| Potomac            MD              20854   |                         |    (Month/Year)    |     X                                |
|--------------------------------------------|----------------------------------------------|   ----- Form Filed by One            |
| (City)           (State)           (Zip)   |                                              |         Reporting Person             |
|                                            |                                              |   ----- Form Filed by More Than      |
|                                            |                                              |         One Reporting Person         |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day      |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |      Year)        |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   |Code    V     |    Amount  | A) or | Price|                    |   (I)       |   ship   |
|                     |                   |              |            | D)    |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |              |            |       |      |                    |             |   4)     |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
|---------------------|-------------------|--------------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |              |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

                                                      (Print or Type Response)

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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |  5. Number of  |  6. Date Exer- | 7. Title and Amount | 8. Price    |
|   Security            |     sion or  |   action |   action |    Derivative  |     cisable and|    of Underlying    |     of      |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |    Securities  |     Expiration |    Securities       |    Deriv-   |
|                       |     Price of |   (Month/|   (Instr.|    Acquired (A)|     Date       |   (Instr. 3 and 4)  |    ative    |
|                       |     Deriv-   |   Day/   |   8)     |    or Disposed |    (Month/Day/ |                     |    Secur-   |
|                       |              |   Year)  |          |    4, and 5)   |     Year       |                     |    ity      |
|                       |              |          |          |                |----------------|---------------------|   (Instr. 5)|
|                       |              |          |          |                | Date   |Expira-|         |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion   |  Title  |  Number of|             |
|                       |              |          | Code| V  |   (A)  |  (D)  | cisable|Date   |         |  Shares   |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
| Stock Units (1)       |   1-for-1    | 4/1/1999 |  A  | V  |   13   |       |  (1)   |  (1)  | Common  |    13     |    55.50    |
|                       |              |          |     |    |        |       |        |       |  Stock  |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|       847.43        |             D                 |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:
(1) The stock units were accrued under the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors (the "Plan")
    and are to be settled in cash and/or stock on (i) the date the reporting person ceases to be a Non-Employee Director or
    (ii) the date that is one month and one year following the date the reporting person ceases to be a Non-Employee Director, in accordance with the reporting person's election under the Plan.

                                                                                             /s/ Bobby F. Leonard           5/13/99
                                                                                         -------------------------------    -------
                                                                                         **Signature of Reporting Person     Date

(**) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.
